Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NCI Building Systems, Inc. 401(k) Profit Sharing Plan of our reports dated December 23, 2013, with respect to the consolidated financial statements of NCI Building Systems, Inc. and the effectiveness of internal control over financial reporting of NCI Building Systems, Inc., included in its Annual Report (Form 10-K) for the year ended November 3, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Houston, Texas
December 23, 2013